Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of June 23, 2004 (the “Effective Date”), by and between AMERICAN VANGUARD CORPORATION, a Delaware corporation (the “Company”), and MARK H. BLINCOE (“Employee”) to set forth the terms and conditions of the Company’s employment of Employee.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Employment.

(a) The Company hereby employs Employee and Employee hereby accepts employment by the Company pursuant to the terms and conditions of this Agreement.

(b) Employee is engaged by the Company with such title and capacity as set forth in the Schedule of Responsibilities attached to this Agreement as Schedule ”A” (the “Schedule of Responsibilities”). Employee shall fully, faithfully, diligently and competently render the services and perform the duties described in the Schedule of Responsibilities and such other duties not inconsistent therewith that may be assigned to Employee from time to time by the Company. Employee shall conform to and comply with the lawful and reasonable directions and instructions given to Employee by the Company.

(c) Employee shall devote Employee’s full time, attention and energies to the business of the Company during Company working hours. Employee shall use Employee’s best efforts to further enhance and develop the best interests and welfare of the Company. The Company shall be entitled to all of the benefits, profits and other results arising from or incident to all work, services and advice of Employee.

(d) Employee shall not be employed or engaged in any other business activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage, without the prior written consent of the Company.

(e) The Company will advise Employee of its corporate rules, policies and procedures then in effect and as may be amended or adopted by the Company from time to time in the Company’s sole and absolute discretion (the “Company Policies”). Employee shall comply with all Company Policies. If there are any inconsistencies between any term of this Agreement and any of the Company Policies, this Agreement shall govern and control.

2. Period of Employment. Employee’s employment by the Company shall be for a period of one (1) year, commencing on the Effective Date and ending

Employment Agreement of Mark Blincoe

not later than one (1) year after the Effective Date, unless earlier terminated pursuant to Section 6 of this Agreement (the “Employment Period”). After the Employment Period, Employee shall be an “at will” employee of the Company.

3. Compensation. For services rendered to and duties performed by Employee for the Company during the Employment Period pursuant to the terms and conditions of this Agreement, the Company will offer to Employee such compensation and benefits specifically set forth in the Compensation Schedule attached to this Agreement as Schedule “B” (collectively, the “Compensation”).

4. Business Expenses. The Company, pursuant to its Company Policies, will reimburse Employee for reasonable and necessary expenses incurred within the scope of Employee’s employment in carrying out Employee’s services and duties under this Agreement, provided that such expenses are (a) deductible by the Company to the maximum extent permitted under the relevant rules and regulations of the Internal Revenue Code, (b) incurred and submitted for reimbursement in accordance with the Company Policies, and (c) evidenced by itemized and documented accounting of such expenditures.

5. Withholdings. The Company shall deduct and withhold from all compensation payable to Employee hereunder, including, without limitation, the Compensation, all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances, or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to Employee.

6. Termination.

(a) Termination for Cause. The Company shall have the right to terminate Employee’s employment for “Cause” (as defined below) at any time, without prior notice. In the event of termination of Employee’s employment for Cause, all rights of Employee (and Employee’s dependents and legal representatives) under Sections 1, 2 and 3 of this Agreement shall cease as of the date of such termination. For purposes of this Agreement, termination for “Cause” by the Company will include a determination made by the Company in its discretion that Employee:

(1) has been convicted of or pled guilty or nolo contendere to (i) a felony or misdemeanor involving moral turpitude that is likely to impair Employee’s ability to perform under this Agreement or otherwise have a significant adverse effect upon the Company, any of its affiliates, or any of their businesses or reputations, or (ii) a felony or misdemeanor which results in a term of incarceration in any correctional institution;

Employment Agreement of Mark Blincoe

(2) has committed or conspired to commit an act of dishonesty, theft, gross carelessness, or other misconduct against the Company or any of its affiliates;

(3) has engaged in the use of alcohol or any illegal drug or intoxicant, or distributed or conspired to distribute any such substance, during working hours or at any facilities of the Company or any of its affiliates;

(4) has committed or conspired to commit any act or series of acts that constitute harassment or discrimination based on an unlawful classification;

(5) has committed or conspired to commit any act or series of acts without approval by the Company’s Board of Directors which would likely have a significant adverse effect on the Company, any of its affiliates, or any of their businesses or reputations;

(6) has engaged in a willful or negligent failure to perform duties or services for the Company;

(7) has improperly used or disclosed, or conspired to improperly use or disclose, confidential or proprietary information of the Company or any of its affiliates; or

(8) has committed any act or omission that constitutes a material breach by Employee of any of Employee’s obligations or agreements under this Agreement, but only after the Company has provided notice of such breach to Employee and Employee fails or refuses to correct such breach within ten (10) days of such notice; provided, however, that no prior notice is required for any event set forth in conditions (1) through (7), inclusive, of this Section 6(a).

(b) Termination Due to Death or Disability. If Employee, due to physical or mental disability or incapacity as determined by the Company in its discretion, is unable to perform Employee’s duties under this Agreement, the Company shall have the right to terminate Employee’s employment on thirty (30) days’ prior written notice. If Employee is able to and recommences rendering services and performing Employee’s duties under this Agreement within such thirty (30)-day notice period, such notice shall be vitiated. In addition, in the event of Employee’s death or disability, Employee or Employee’s personal representatives, as the case may be, shall be entitled to receive all earned but unpaid compensation through the date of termination on a pro rated basis.

(c) Termination Without Cause. Notwithstanding anything to the contrary, the Company shall have the right to terminate Employee’s employment without Cause or for any or no reason, at any time, effective immediately upon notice to Employee. If the Company exercises its rights under this Section 6(c)

Employment Agreement of Mark Blincoe

and provided that Employee sign a release and waiver acceptable to the Company in its discretion, the Company will pay to Employee as severance if the termination occurs (i) during the Employment Period, an amount equal to Employee’s annual base salary. In the event of termination of Employee’s employment pursuant to this Section 6(c), all rights of Employee (and Employee’s dependents and legal representatives) under Sections 1, 2 and 3 of this Agreement shall cease as of the date of such termination.

7. Disclosures and Assignment of Rights.

(a) Employee hereby agrees promptly to disclose to the Company and Employee hereby, without further compensation, assigns and agrees to assign to the Company or its designees, Employee’s entire right, title, and interest in and to all designs, trademarks, logos, business plans, business models, business names, economic projections, product innovations, discoveries, formulae, processes, manufacturing techniques, trade secrets, customer lists, supplier lists, inventions, research, improvements, ideas, know-how, patents, service marks, and copyrightable works (collectively, “Inventions”), including, without limitation, all rights to obtain, register, perfect and enforce all Inventions, which relate to Employee’s work for the Company, whether or not during normal working hours, or which are aided by the use of Company experience, time, material, equipment, or facilities; it being understood, however, that no rights are hereby conveyed in Inventions, if any, made by Employee prior to Employee’s employment with the Company and disclosed pursuant to Section 7(c) of this Agreement.

(b) Employee agrees to perform, during and after the Employment Period, all acts deemed necessary or desirable by the Company to permit and assist it, at its reasonable expense, including execution of documents and assistance and cooperation in legal proceedings, in obtaining and enforcing the full benefits, enjoyments, rights and title in the items assigned to the Company as set forth in Section 7(a) of this Agreement.

(c) Except as specifically set forth in the Disclosure of Inventions attached to this Agreement as Schedule ”C” (or if nothing is listed therein), there are no Inventions that Employee wishes to exclude from the operation of Section 7(a) or 7(b) of this Agreement.

(d) Employee understands, and hereby acknowledges having received notice, that Sections 7(a) and (b) of this Agreement do not apply to an invention which qualifies fully under the provisions of California Labor Code Section 2780, which is substantially set forth in Schedule “D” attached to this Agreement.

8. Conflicts of Interest. Employee recognizes that Employee owes a primary and fiduciary duty to the Company and that Employee shall not have any interest, financial or otherwise, direct or indirect, or engage in any business or

Employment Agreement of Mark Blincoe

transaction of any nature, which is in conflict with the proper and faithful discharge of Employee’s duties and services as an employee of the Company. Without limiting the generality of the foregoing, Employee shall not, while employed by the Company, directly or indirectly:

(a) be employed by or receive any compensation from a customer, supplier or competitor of the Company or any of its affiliates;

(b) have any ownership or financial interest of any nature in a customer, supplier or competitor of the Company or an of its affiliates, except where such ownership is stock in a corporation and consists of less than one percent (1%) of the outstanding capital stock of the corporation and where such stock is publicly traded and listed on a recognized stock exchange or actively traded in the over-the-counter market;

(c) have or participate in any dealings on behalf of the Company with a customer, supplier or competitor of the Company or any of its affiliates that employs, or more than five percent (5%) of whose ownership interest is beneficially held by, Employee’s spouse or any brother, sister, parent, child or grandchild of Employee or Employee’s spouse, or any person living in Employee’s household or the spouse of any of the foregoing persons;

(d) engage or participate in any activity, business enterprise, business opportunity, employment, occupation, consulting, or other business activity which the Company shall reasonably determine to be, or reasonably planned to be, in competition with the Company or any of its affiliates, or to interfere with Employee’s duties as an employee of the Company; or

(e) solicit, accept or receive any gift having a value of Fifty Dollars ($50) or more, whether in the form of money, service, loan, hospitality (except for ordinary business meals), thing or promise, or in any other form, under circumstances in which it could reasonably be inferred that the gift was intended to influence Employee, in the performance of Employee’s duties on behalf of the Company or was intended as a reward for any action on Employee’s part on behalf of the Company, unless such fact or activity is first fully disclosed in writing to the Company and the Company first approves in writing of such fact or activity.

9. Information of Others. Employee certifies and acknowledges that Employee will not disclose or utilize in Employee’s work with the Company any secret or confidential information of others (including any prior employers), or any inventions or innovations of Employee’s own which are not included within the scope of this Agreement.

10. Confidential Information. The Company and/or one or more of its affiliates may, from time to time, provide Employee with confidential information, proprietary information, or trade secrets regarding the Company and/or one or more of its affiliates, including, without limitation, information regarding business

Employment Agreement of Mark Blincoe

methods, plan, products, pricing, customer lists, and other confidential customer information, including, but not limited to, contact names, purchasing authority(ies), product, know-how and/or customer service requirements, buying patterns and other proprietary information (collectively, “Confidential Information”). Except in furtherance of the Company’s business and without the Company’s prior written consent, Employee shall not, directly or indirectly, disclose, use, communicate, appropriate, or exploit any Confidential Information during the Employment Period and thereafter.

11. Non-Solicitation. Upon termination of Employee’s employment with the Company, for any reason whatsoever, and regardless of whether the Company or Employee initiated the separation, Employee shall not, for a period of two (2) years from the date of termination, directly or indirectly, solicit or in any other manner contact or deal with any customer or client of the Company whom Employee serviced or had contacts with as an employee of the Company during the Employment Period for the purpose of offering or attempting to offer to said customer or client any product or service similar to or competitive with any product or service manufactured, sold, distributed, or provided by the Company as of the date of Employee’s termination, either as a principal, consultant, representative, employee, or more than five percent (5%) stockholder. Employee represents and warrants that Employee’s experience and abilities are such that compliance with the covenants contained in this Section 11 will not cause any undue hardship or unreasonable restriction on Employee’s ability to earn a livelihood.

12. Non-Raiding. Employee will not, either during the Employment Period or for a period of two (2) years thereafter, either directly or indirectly, hire, solicit, induce or attempt to induce or encourage any of the Company’ employees, agents, or contractors to cease or limit providing services to the Company. Employee represents and warrants that Employee’s experience and abilities are such that compliance with the covenants contained in this Section 12 will not cause any undue hardship or unreasonable restriction on Employee’s ability to earn a livelihood.

13. Return of Property. Employee agrees that upon request by the Company, and in any event upon termination of employment, Employee shall turn over to the Company all Confidential Information, Inventions, documents, notes, papers, and other material in whatever media relating to the Company in Employee’s possession or control, together with all material, documents, notes, pagers, and other work product in whatever media which is connected with or derived from Employee’s services to the Company whether or not such material is in Employee’s possession or control.

14. Remedies. Employee recognizes and acknowledges that a breach of any provision under Sections 7, 8, 9, 10, 11, 12 and/or 13 of this Agreement could not reasonably be compensated in damages in an action at law and that the Company and/or any of its affiliates shall be entitled to injunctive relief obtainable in a court of competent jurisdiction, which may include, but shall not be limited to,

Employment Agreement of Mark Blincoe

restraining Employee from rendering any service which would breach this Agreement. Notwithstanding the foregoing, no remedy conferred by any of the specific provisions of this Agreement, including, without limitation, this Section 14, is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to every other remedy given under this Agreement now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by the Company and/or any of its affiliates shall not constitute a waiver of the right to pursue other available remedies. These obligations shall survive the termination of Employee’s employment.

15. Arbitration. Except as provided in this Section 15, any and all claims between Employee and the Company, any of its affiliates and/or any of their respective directors, officers, employees or agents that arise out of Employee’s employment, including, without limitation, disputes involving the terms of this Agreement, Employee’s employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Employee’s employment with the Company or Employee’s termination, shall be resolved through final and binding arbitration. The only claims not covered by this Section 15 are claims for equitable relief for violation of any provision under Sections 7, 8, 9, 10, 11, 12 and/or 13 of this Agreement and claims for benefits under the workers’ compensation or unemployment insurance laws, which will be resolved pursuant to those laws. Notices of requests to arbitrate a covered claim must be made within the applicable statute of limitations. Binding arbitration will be conducted in Orange County, California in accordance with the rules and regulations of the American Arbitration Association (“AAA”). Discovery may be carried out under the supervision of the arbitrator appointed pursuant to the rules of the AAA. Employee will be responsible for paying the same fee to initiate the arbitration that Employee would pay to file a civil lawsuit. The Company will pay any remaining cost of the arbitration filing and hearing fees, including the cost of the arbitrator; each side will bear its own attorneys’ fees, that is, the arbitrator will not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question.

16. Miscellaneous.

(a) Survival. Sections 1, 2 and 3 of this Agreement, inclusive, shall terminate upon termination of Employee’s employment with the Company, and all other provisions of this Agreement shall survive such termination and be enforceable in accordance with their terms.

Employment Agreement of Mark Blincoe

(b) Attorneys’ Fees. In the event that an action or proceeding is brought to enforce any provision under Sections 7, 8, 9, 10, 11, 12 and/or 13 of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party.

(c) Waiver of Breach. The waiver by the Company of any breach of any provision herein shall not be binding upon the Company unless in writing signed by the Company, and shall not constitute a continuing waiver or a waiver of any subsequent breach by Employee.

(d) Assignment. Neither this Agreement nor any of the parties’ rights and obligations hereunder may be assigned by a party without the prior written consent of the other party hereto; provided, however, that the Company may assign any or all of its rights and obligations under this Agreement to (i) an affiliate of the Company, or (ii) a surviving entity in connection with a merger or consolidation involving the Company or a purchase or sale of all or substantially all of the Company’s assets, so long as such surviving entity assumes the Company’s obligations under this Agreement.

(e) Entire Agreement; Oral Statement Not Binding. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and may not be waived, changed, modified, extended or discharged orally, but only by agreement specifically referencing this Agreement that is signed by the party against whom enforcement of any such waiver, change, modification, extension or discharge is sought. Employee acknowledges that the Company is not bound by any oral or other unauthorized statements or promises regarding salary, benefits, length of employment or any other conditions of Employee’s employment. All previous agreements or arrangements between the Company and Employee are hereby terminated. Each party acknowledges and agrees that no representations, inducements, promises or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of either party, that are not expressly set forth in this Agreement, and that no other agreement, statement or promise shall be valid or binding unless modified or amended pursuant to this Section 16(e). This Agreement may not be modified or amended unless in writing and signed by both Employee and the Company, acting through its Chief Executive Officer or President.

(f) Severability. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction or arbitrator, as the case may be, to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or arbitrator, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended

Employment Agreement of Mark Blincoe

to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

(g) Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(h) Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly given and delivered if delivered by messenger, or mailed by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth below (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which so delivered by messenger or three (3) days following the date on which so mailed.

If to the Company:	4695 MacArthur Boulevard, Suite 1250
Newport Beach, California 92660
Attn: Chief Executive Officer or President

With copy to:	McDermott, Will & Emery
18191 Von Karman Avenue
Suite 400
Irvine, California 92612
Attn: John B. Miles, Esq.

If to Employee:	10 Indiana
Irvine, California 92606, or
at such other last known address on record
with the Company.

(i) Enforceability. This Agreement does not in any way restrict Employee’s right or the right of the Company to terminate Employee’s employment. This Agreement inures to the benefit of the permitted successors and permitted assigns of the Company, and is binding upon Employee’s heirs and legal representatives. No course of conduct or failure or delay in enforcing any provision of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

(j) Headings. The headings of the sections or subsections in this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

Employment Agreement of Mark Blincoe

(k) Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent arises, this Agreement shall be construed as having been drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions hereof. Any act or series of act required to be performed by the Company under this Agreement shall be performed on behalf of the Company by its Chief Executive Officer, President, or other officer duly authorized by the Company’s Board of Directors.

(l) Facsimile Signatures. This Agreement may be executed by a party’s signature transmitted by facsimile, and copies of this Agreement executed and delivered by means of facsimile signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. The parties may rely upon facsimile signatures as if such signatures were originals. A party executing and delivering this Agreement by facsimile shall promptly thereafter deliver a counterpart signature page of this Agreement containing said party’s original signature.

(m) Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which when so executed shall be an original and all such counterparts shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

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Employment Agreement of Mark Blincoe

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of the date first written above.

“Company”

American Vanguard Corporation, a Delaware corporation

By:
Name:
Title:

“Employee”

MARK H. BLINCOE

Employment Agreement of Mark Blincoe

S-1

SCHEDULE “A”

TO EMPLOYMENT AGREEMENT

SCHEDULE OF RESPONSIBILITIES

Title:	Vice President/Chief Administrative Officer

Location:	Employee shall perform the services and duties principally at the Company’s facilities located at 4695 MacArthur Boulevard, Suite 1250, Newport Beach, California 92660 and 2110 Davie Avenue, Commerce, California 90040, or at such other location or locations as may be designated by the Company from time to time.

Duties:	Services and duties commensurate with the position of Vice President/Chief Administrative Officer, including, without limitation, the following:

• Information Technology

• Internal Controls

• Human Resources

• Strategic and Financial Planning

Dated:
Company

Dated:
Employee

Employment Agreement of Mark Blincoe

A-1

SCHEDULE “B”

TO EMPLOYMENT AGREEMENT

COMPENSATION SCHEDULE

Annual Base Salary: Pursuant to the terms and conditions of this Agreement, the Company will pay to Employee an annual base salary of One Hundred Ninety-Five Thousand Dollars ($195,000), payable in accordance with the Company’s then-existing payroll schedule, policies and procedures. The Company, in its sole discretion, may from time to time increase Employee’s salary as it deems appropriate, but such increases shall have no effect on or alter the obligations of the Company or other rights of the Employee as provided under this Agreement.

Stock Options: Subject to terms and conditions of the 1994 Stock Incentive Plan, as amended, of American Vanguard Corporation, a Delaware corporation (“American Vanguard”), and the execution of a Stock Option Agreement containing the vesting schedule and other terms and conditions by and between Employee and American Vanguard, Employee will be granted the right to acquire up to Twelve Thousand Five Hundred (12,500) shares of the Common Stock of American Vanguard.

Car Allowance: Employee shall be provided a car allowance of One Thousand One Hundred Fifty Dollars ($1150) per month.

Vacation: During the term of the Employment Period, Employee shall be entitled to a maximum of four (4) weeks of vacation time each calendar year (or a prorated portion thereof). In the event that Employee is unable or fails to take the total amount of vacation time authorized herein during any calendar year, such unused vacation shall not roll over or be credited to the subsequent year(s).

General Benefits: Pursuant to the terms and conditions of this Agreement, Employee may participate in benefit plans and other perquisites which are made generally available to the Company’s other employees and for which Employee qualifies.

Bonus. Employee may receive a bonus; the eligibility, amount, payment terms and other conditions of such bonus shall be subject to determination by the Company’s Board of Directors in its sole and absolute discretion.

Dated:
Company

Dated:
Employee

Employment Agreement of Mark Blincoe

B-1

SCHEDULE “C”

TO EMPLOYMENT AGREEMENT

DISCLOSURE OF INVENTIONS

Except as set forth below, there are no Inventions that I wish to exclude from the operation of Section 7(a) or 7(b) of this Agreement:

NONE

Dated:
Employee

Employment Agreement of Mark Blincoe

C-1

SCHEDULE “D”

TO EMPLOYMENT AGREEMENT

CALIFORNIA LABOR CODE SECTION 2780

California Labor Code Section 2870 substantially provides:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent that a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Employment Agreement of Mark Blincoe

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